Exhibit 10.3
THE 2003 GIBRALTAR INCENTIVE
STOCK OPTION PLAN

First Amendment

RECITALS:
     On October 21, 2003, Gibraltar Steel Corporation, a Delaware corporation with offices at 3556 Lake Shore Road, Buffalo, New York 14219 (now known as Gibraltar Industries, Inc. (the “Company”)) adopted an incentive stock option plan known as the “2003 Gibraltar Incentive Stock Option Plan” to enable the Company to attract and retain highly qualified individuals as officers and key employees of the Company by providing the Company a program under which it could grant equity based incentive compensation to such officers and key employees.
     On April 1, 2005, the Company adopted the Gibraltar Industries, Inc. 2005 Equity Incentive Plan (the “Equity Incentive Plan”), an equity based incentive compensation plan which provides the Company the ability to grant a wide variety of equity based incentive compensation awards to employees, non-employee directors, consultants and other service providers.
     Included in the equity based incentive compensation awards which the Company has the ability to grant under the Equity Incentive Plan are incentive stock options. Accordingly, in its authorization of the Equity Incentive Plan, the Company’s Board of Directors authorized the termination of the 2003 Gibraltar Incentive Stock Option Plan, effective as of the date of the adoption of the Equity Incentive Plan.
     NOW, THEREFORE, in order to carry into effect the termination of the 2003 Gibraltar Incentive Stock Option Plan, the Company hereby adopts the following as the First Amendment of the 2003 Gibraltar Incentive Stock Option Plan:
     1. Termination of Plan. Effective as of April 1, 2005, the 2003 Gibraltar Incentive Stock Option Plan shall be, and the same hereby is, terminated subject to the provisions of Section 2 below. As a consequence of the termination of the 2003 Gibraltar Incentive Stock Option Plan, the Company shall no longer have any right or authority to grant or issue incentive stock option awards under the terms of the 2003 Gibraltar Incentive Stock Option Plan.
     2. Reservation of Rights Under Prior Awards. Notwithstanding the termination of the 2003 Gibraltar Incentive Stock Option Plan provided for by Section 1 above, if and to the extent that any incentive stock options have been granted or issued by the Company under the 2003 Gibraltar Incentive Stock Option Plan prior to April 1, 2005, the rights of the recipients of such incentive stock option grants or awards shall continue in full force and effect from and after April 1, 2005 in accordance with their terms.
     3. Release of Shares. As a consequence of the termination of the 2003 Gibraltar Incentive Stock Option Plan, the reservation by the Company of shares of its common stock for issuance under the terms of the 2003 Gibraltar Incentive Stock Option Plan is hereby terminated and released with respect to all the shares of the Company’s common stock originally reserved for issuance under the terms of the 2003 Gibraltar Incentive Stock Option Plan excepting only and specifically, that number of shares of the Company’s common stock required to be issued in connection with any incentive stock option awards granted or issued under the terms of the 2003 Gibraltar Incentive Stock Option Plan prior to April 1, 2005.
     IN WITNESS WHEREOF, Gibraltar Industries, Inc. has caused this First Amendment to the 2003 Gibraltar Incentive Stock Option Plan to be executed as of this 22nd day of May, 2006.

GIBRALTAR INDUSTRIES, INC.
By:	/s/ Henning Kornbrekke
Name: Henning Kornbrekke
Title: President